DEVON ENERGY CORPORATION

                  20 North Broadway, Suite 1500
                  Oklahoma City, OK  73102-8260

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

       The Annual Meeting of Stockholders of Devon Energy Corporation, an Oklahoma Corporation ("Devon" or the "Company") will be held in the Community Room (Mezzanine Floor), Bank of Oklahoma, Robinson Avenue at Robert S. Kerr, Oklahoma City, Oklahoma on May 20, 1998, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors for terms expiring in the year 2001; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 24, 1998, are entitled to notice of and to vote at the meeting. The accompanying proxy statement contains information regarding the matters to be considered at the meeting. For reasons outlined in the attached proxy statement, the Board of Directors recommends a vote "FOR" the matters being voted upon.

                            IMPORTANT

      YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY. PLEASE USE THE ENCLOSED RETURN ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Marian J. Moon
                              Corporate Secretary

Oklahoma City, Oklahoma
March 30, 1998

                    DEVON ENERGY CORPORATION

                         PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 20, 1998


                           THE COMPANY

      Devon is an independent energy company engaged primarily in oil and gas exploration, development and production and in the acquisition of producing properties. The Company owns interests in approximately 1,700 oil and gas properties concentrated in five core areas: the Permian Basin in southeastern New Mexico and western Texas; the San Juan Basin in northwestern New Mexico; the Rocky Mountain region primarily in Wyoming; the Mid-continent region in Oklahoma and the Texas Panhandle; and the Western
Canada Sedimentary Basin in Alberta, Canada. At December 31, 1997, Devon's estimated proved reserves were 184.0 million barrels of oil equivalent ("MMBoe"), which were balanced between oil and natural gas liquids (44%) and natural gas (56%). The present value of pre-tax future net revenues discounted at 10% per annum assuming essentially unescalated prices of such reserves was $913 million. Devon is one of the top 20 public independent oil and gas companies in the United States, as measured by oil and gas reserves.

Strategy

      Devon's primary objectives are to build production, cash flow and earnings per share by: (a) acquiring oil and gas properties, (b) exploring for new oil and gas reserves and (c) optimizing production from existing oil and gas properties.

      During 1988, Devon expanded its capital base with its first issuance of common stock to the public. This transaction began a substantial expansion program which has continued through the subsequent nine years. Devon has used a two-pronged growth strategy of acquiring producing properties and engaging in drilling activities.

      In the last five years alone, Devon has consummated five significant acquisitions and drilled 873 new wells, 842 of which were producers. These activities have resulted in reserve additions (i.e., extensions, discoveries, purchases and revisions) of 189.5 MMBoe. Capital costs incurred to complete these activities totaled $736.8 million, for a five-year finding and development cost of $3.89 per Boe. Net reserve additions divided by production resulted in an annual average reserve replacement factor of 320%.

      Devon's objective, however, is to increase value per share, not simply to increase total assets. Reserves have grown from
2.94 Boe per diluted share at year-end 1992 to 4.91 Boe per diluted share at year-end 1997. During this same five-year period, net debt (long-term debt minus working capital) has remained relatively low, never exceeding $1.17 per Boe. In fact, at year-end 1997, the Company had no debt and had working capital of $0.34 per Boe.

      The oil and gas industry is characterized by volatile product prices. Devon's management believes that by (a) keeping debt levels low, (b) concentrating its properties in core areas to achieve economies of scale, (c) acquiring and developing high profit margin properties, (d) continually disposing of marginal and non-strategic properties and (e) balancing reserves between oil and gas, Devon's profitability will be maximized, even during periods of low oil and/or gas prices. In addition, Devon remains financially flexible to take advantage of opportunities for mergers, acquisitions, exploration or other growth opportunities.

      Since September 29, 1988, Devon's common stock has been traded on the American Stock Exchange (the "AMEX") under the symbol "DVN." The Company's mailing address is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260. Its telephone number is 405/235-3611.

      All references in this proxy statement to Devon or the Company include its predecessors and subsidiary corporations.


                       GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Devon to be used at the annual meeting of stockholders (the "Meeting"). The Meeting will be held on the 20th day of May, 1998, and any adjournment thereof. At the Meeting the shareholders will elect three directors for terms expiring in the year 2001. The shareholders will also consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof. This proxy statement is first being sent to the shareholders on or about March 30, 1998.

      The Board of Directors has established March 24, 1998, as the record date (the "Record Date") to determine stockholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 32,318,895 shares of $.10 par value common stock of the Company ("Common Stock") were outstanding. Each share is entitled to one vote. Devon's officers and directors own or represent a total of 10,935,543 shares, or 34% of Devon Common Stock, and intend to vote all of such shares in favor of the election of the three nominees for director named herein.

      Each proxy which is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the three director nominees. Proxies may be revoked at any time prior to their being exercised by delivering a written notice of revocation or a later dated proxy to the Secretary of the Company. In addition, a stockholder present at the Meeting may revoke his proxy and vote in person.

      The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. Election of each director at the Meeting will be by plurality vote.

      Neither  the  corporate law of the state of  Oklahoma,  the state in which Devon is incorporated, nor the Company's Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy (i) to count abstentions or broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as votes not cast but as shares represented at the Meeting for determining results on actions requiring a majority vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

      The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail or personally by directors, officers or regular employees of the Company, none of whom will receive additional compensation therefor. The Company has also retained Morrow & Co., Inc. to assist in solicitation of proxies for a fee of $3,500, plus reimbursement of certain expenses. Those holding shares of the Company's Common Stock of record for the benefit of others ("Nominee Holders") are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. The Company will reimburse Nominee Holders for their reasonable out-of-pocket expenses.


                  PRINCIPAL SECURITY OWNERSHIP

      The table below sets forth as of March 24, 1998, the names and addresses of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such stockholder and the percentage of outstanding shares owned. The table also sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by the Company's Chief Executive Officer ("CEO"), each of the Company's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of the Company as a group.

                                                Common Stock
Name and Address of                     Number of       Percent of
Beneficial Owner                          Shares          Class
Kerr McGee Corporation                 9,954,000 (1)       30.8%
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma  73102

Merrill Lynch & Co., Inc.              3,841,800 (2)       11.3%
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Strong Capital Management, Inc. and    1,666,074 (3)        5.1%
Richard S. Strong
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051



                                                Common Stock
Name and Address of                     Number of       Percent of
Beneficial Owner                          Shares           Class
J. Larry Nichols*                        730,571 (4)        2.2%
Michael E. Gellert*                      314,720 (5)        1.0%
H. Allen Turner                          122,085 (6)        0.4%
Darryl G. Smette                         121,700 (7)        0.4%
John W. Nichols*                         101,304 (8)        0.3%
J. Michael Lacey                          78,565 (9)        0.2%
David M. Gavrin*                          76,251 (10)       0.2%
H. R. Sanders, Jr.*                       32,979 (11)       0.1%
Duke R. Ligon                             24,900 (12)       0.1%
Lawrence H. Towell*                        3,100 (13)      <0.1%
Luke R. Corbett*                           3,000 (14)      <0.1%
Thomas F. Ferguson*                        3,000 (15)      <0.1%
Tom J. McDaniel*                           3,000 (16)      <0.1%

All directors and officers of Devon Energy
  as a group (16 persons)              1,805,243 (17)       5.4%
_____________________________________
*  Director.  The business address of each director is  20  North
Broadway, Suite 1500, Oklahoma City, Oklahoma  73102-8260.

(1)  Kerr-McGee    Corporation   ("Kerr-McGee")   has    reported
     beneficial ownership of these shares on Schedule 13D filed on January 6, 1997. Kerr-McGee acquired these shares on December 31, 1996, in connection with a transaction whereby Devon acquired the North American onshore oil and gas exploration and production properties and businesses of Kerr-McGee in exchange for 9,954,000 shares of Common Stock. Kerr-McGee reports shared voting and investment power with respect to these shares. Because of Kerr-McGee's relatively large ownership position, Devon and Kerr-McGee have entered
     into   two  agreements  which  define  and  limit  the   two
     companies' rights and obligations. In addition, Devon's board of directors amended Devon's share rights plan so that Devon's existing anti-takeover defenses will remain in force for third parties and/or certain further transactions with Kerr-McGee.

(2) Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM") and Merrill Lynch Growth Fund (the "Fund") have reported beneficial ownership of these shares on Schedule 13G filed on February 6, 1998. PSI is a parent holding company. MLAM is an investment advisor. The Fund is an investment company. PSI, MLAM and the Fund report shared voting and investment power with respect to these shares. ML&Co., ML Group and PSI disclaim beneficial ownership of such shares. The number of shares reported includes 1,639,300 shares which MLAM has the right to acquire upon the conversion of Devon's trust convertible preferred securities issued in July, 1996.

(3) Strong Capital Management, Inc. ("Strong Capital") and Richard S. Strong have reported beneficial ownership of these shares on Schedule 13G filed on February 16, 1998. Strong Capital is an investment advisor. Richard S. Strong is Chairman of the Board and principal shareholder of Strong Capital.

(4) Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, 12,570 shares owned by Mr. Nichols as trustee of his children's trusts as to which he exercises sole voting and investment power, 6,200 shares owned by Mr. Nichols' son, 6,000 shares owned by Mr. Nichols' daughter and 250,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(5) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.

(6) Includes 118,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Turner.

(7) Includes 118,900 shares which are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(8)  Includes   98,304   shares  held  by  a  family   investment
     partnership and 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(9) Includes 73,400 shares which are deemed beneficially owned pursuant to stock options held by Mr. Lacey.

(10) Includes 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark Sandler 1987 Trust, 9,249 shares owned by Mr. Gavrin's wife and 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(11) Includes 30,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Sanders.

(12) Includes 24,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Ligon.

(13) Includes 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Towell.

(14) Consists of 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Corbett.

(15) Consists of 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(16) Consists of 3,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. McDaniel.

(17) Includes 823,700 shares which are deemed beneficially owned pursuant to stock options held by officers and directors.


                     ELECTION OF DIRECTORS

      Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at nine. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors, serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated David M. Gavrin, Tom J. McDaniel and John W. Nichols for re-election as directors for terms expiring at the annual meeting in the year 2001, and in each case until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The three nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1999 or 2000 annual meeting, as the case may be.

      The Board of Directors recommends a vote "FOR" each of the nominees for election to the Board of Directors.

      It is the intention of the persons named in the proxy to vote proxies "FOR" the election of the three nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors to be elected.


            INFORMATION ABOUT NOMINEES AND DIRECTORS

Nominees for Re-election as Directors For Terms Expiring in 2001

      David M. Gavrin, age 63, a director of Devon since 1979, serves as the chairman of the Compensation and Stock Option Committee. In addition to managing his personal investments, he serves as a director of several other companies as well as for Devon. The companies for which Mr. Gavrin serves as a director include Arcadis, N.V., a worldwide infrastructure and environmental services company; and United American Energy Corp., an independent power producer. In addition, Mr. Gavrin was associated with Drexel Burnham Lambert Incorporated, a former investment banking firm, for 14 years as First Vice President and was a General Partner of Windcrest Partners, an investment partnership, for 10 years.

      Tom  J.  McDaniel, age 59, was appointed to  the  Board  of
Directors in December, 1996 and is a member of the Audit Committee. Mr. McDaniel has been Kerr-McGee Corporation's Vice-
Chairman  of the Board of Directors since February 1,  1997.   He
joined Kerr-McGee as Associate General Counsel in 1984, became Senior Vice President in 1986 and served as Senior Vice President and Corporate Secretary from 1989 to 1997. Prior to joining Kerr-McGee, Mr. McDaniel was engaged in the private practice of law for 18 years. Mr. McDaniel serves on the board of directors of the National Association of Manufacturers and UMB Oklahoma Bank. A member of the Oklahoma and American Bar Associations, Mr.
McDaniel   holds  an  undergraduate  degree  in   business   from
Northwestern Oklahoma State University and a law degree from the University of Oklahoma.

      John W. Nichols, age 83, is the co-founder of Devon and has been Chairman of the Board of Directors since 1971. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant. Mr. Nichols is the father of J. Larry Nichols.

Directors Whose Terms Expire in the year 2000

      Thomas F. Ferguson, age 61, has been a director of Devon since 1982, and is the chairman of the Audit Committee. He is Managing Director of Englewood, N.V., a wholly-owned subsidiary of Kuwaiti-based Al-Futtooh Investments WLL. His 20 year association with the principals of Al-Futtooh has allowed him to represent them on the board of directors of Devon and other companies in which they invest, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia and various hotels, pharmaceutical companies, an investment banking company and a venture capital fund. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

      J. Larry Nichols, age 55, co-founded Devon with his father, John W. Nichols. He has been a Director since 1971, President since 1976 and Chief Executive Officer since 1980. Mr. Nichols is active in industry and business groups, serving as vice president of the Independent Petroleum Association of America, president of the Domestic Petroleum Council, president-elect of the Natural Gas Supply Association and president-elect of the Oklahoma Nature Conservancy. In addition, Mr. Nichols is a director of the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association, the National Petroleum Council and the National Association of Manufacturers and serves on the Board of Governors of the American Stock
Exchange. He also serves as a director of Smedvig asa, a Norwegian shipping manufacturing company and CMI Corporation, which designs and manufactures automated road construction equipment. Both of these companies are traded on the New York Stock Exchange. Mr. Nichols holds a geology degree from Princeton University and a law degree from the University of Michigan. He served as a law clerk to Mr. Chief Justice Earl Warren and Mr. Justice Tom Clark of the U.S. Supreme Court. Mr. Nichols is member of the Oklahoma Bar Association.

      Lawrence H. Towell, age 54, was appointed to the Board of Directors in December, 1996. Mr. Towell is the Vice President of Acquisitions in Kerr-McGee's Strategic Planning/Business Development Division, a position he has held since 1984. Prior to his current position, he served Kerr-McGee in various positions since 1975, including Vice President of Engineering and Vice President of Natural Gas Sales. Prior to his employment with Kerr-McGee, Mr. Towell was manager of HK Properties for Howell-Kerr Enterprises in Oklahoma City. Prior to his employment at Howell-Kerr, he worked for Shell Oil Co. for eight years serving in various engineering capacities in various domestic locations. Mr. Towell received his bachelor's degree in mechanical engineering from Yale University. He is a member of the Society of Petroleum Engineers, the Independent Petroleum Association of America and the Yale University Science and Engineering Association.

Directors Whose Terms Expire in 1999

      Luke R. Corbett, age 50, was appointed to the Board of Directors in December, 1996. Mr. Corbett is Kerr-McGee Corporation's Chairman of the Board of Directors and Chief Executive Officer, positions he has held since February 1, 1997. He joined Kerr-McGee in 1985 as Vice President of Geophysics, was named Senior Vice President of Exploration for the Exploration and Production Division in 1987, Senior Vice President in 1991 and President and Chief Operating Officer in 1995. Prior to joining Kerr-McGee, Mr. Corbett was employed by Amoco Production Company as a geophysicist. He later joined Aminoil, Inc. where he held the position of Vice President of Domestic Exploration. Mr. Corbett is also a director of OGE Energy Corp. He is a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists and is on the board of the American Petroleum Institute. He is a member of the Domestic Petroleum Council and a trustee for the American Geological Institute Foundation. Mr. Corbett obtained his bachelor's degree in mathematics from the University of Georgia.

      Michael E. Gellert, age 66, has been a director of Devon since 1971 and is a member of the Compensation and Stock Option Committee. In addition to managing his personal investments and serving as a director of Devon, Mr. Gellert serves on the board of several other companies. These include Humana Inc., owners of managed health care facilities; Premier Parks, Inc., an amusement parks operator; Seacor SMIT Inc., owners and operators of marine equipment; and Regal Cinemas, Inc., owners and operators of multiplex motion picture theaters. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to The Bank of New York. Mr. Gellert was associated with the Drexel Burnham Lambert Group and its predecessors for 31 years, including 17 years as a director, and served in various executive capacities for its wholly-owned subsidiary, Drexel Burnham Lambert Incorporated.

      H. R. Sanders, Jr., age 65, has been a Director since 1981 and is a member of the Audit Committee. He served as Devon's Executive Vice President from 1981 until his retirement in 1997. Prior to joining Devon, Mr. Sanders was associated with RepublicBank Dallas, N.A. serving from 1970 to 1981 as its Senior Vice President with direct responsibility for independent oil and gas producer and mining loans. Mr. Sanders is a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, Oklahoma Independent Petroleum Association and a past director of Triton Energy Corporation.

              INFORMATION ABOUT EXECUTIVE OFFICERS

      The positions held by the executive officers of the Company are as follows.

      J. Michael Lacey, age 52, joined Devon as Vice President - Operations and Exploration in 1989. Prior to his employment with Devon, Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He holds both undergraduate and graduate degrees in Petroleum Engineering from the Colorado School of Mines, is a Registered Professional Engineer and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

     Duke R. Ligon, age 56, joined Devon on February 17, 1997, as its Vice President - General Counsel. In addition to his 12 years of energy law practice, most recently as a partner of a large New York City law firm, he was an investment banker at Bankers Trust Company of New York for 10 years. Mr. Ligon also served for three years in various positions with the Federal Energy Administration, U. S. Department of the Interior and Department of Energy in Washington D. C. He currently serves as a director of Tarragon Oil and Gas Limited, a Canadian oil and gas exploration and production company. Mr. Ligon's primary responsibilities at Devon include assisting in the Company's acquisition efforts and representing the Company in various legal matters, including litigation. Mr. Ligon holds an undergraduate degree in business from Westminster College and a law degree from the University of Texas School of Law.

      Darryl G. Smette, age 50, Vice President - Marketing and Administrative Planning since 1989, joined Devon in 1986 as Manager of Gas Marketing. Mr. Smette's educational background includes an undergraduate degree from Minot State College and a masters degree from Wichita State University. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., his last position being Director of Marketing. He is also an oil and gas industry instructor approved by the University of Texas' Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma, and the American Gas Association.

      H. Allen Turner, age 45, has been responsible for Devon's corporate finance and capital formation activities as Vice President - Corporate Development since 1982. In 1981 he served as Executive Vice President of Palo Pinto/Harken Drilling Programs. For the six prior years he was associated with Merrill Lynch with various responsibilities including Regional Tax Investments Manager. He is a member of the Petroleum Investor Relations Association and serves on the Independent Petroleum Association of America Capital Markets Committee. Mr. Turner is a graduate of Duke University.

      William T. Vaughn, age 51, is Devon's Vice President - Finance in charge of commercial banking functions, accounting, tax and information services. Mr. Vaughn was elected in 1987 to his present position. Prior to that he was Controller of Devon from 1983 to 1987. Mr. Vaughn's prior experience includes serving as Controller with Marion Corporation for two years and employment with Arthur Young & Co. for seven years with various duties, including audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.

      Danny J. Heatly, age 42, has been Devon's Controller since 1989. Prior to joining Devon, Mr. Heatly was associated with Peat Marwick Main & Co. (now KPMG Peat Marwick LLP) in Oklahoma City for ten years with various duties, including senior audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.

     Gary L. McGee, age 48, was elected Treasurer in 1983, having first served as Devon's Controller. Mr. McGee is a member of the Executive Committees of the Rocky Mountain Oil & Gas Association, Petroleum Association of Wyoming and Mid-Continent Oil & Gas Association of Oklahoma. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas exploration. Mr. McGee also held various accounting positions with Adams Resources and Energy Co. and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.

      Marian J. Moon, age 47, was elected Corporate Secretary in 1994. Ms. Moon has served Devon in various capacities since 1984, including her current position as Manager of Corporate Finance. She has also served as Assistant Secretary with responsibilities including compliance with SEC and stock exchange regulations. Prior to joining Devon, Ms. Moon was employed for eleven years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the Petroleum Investor Relations Association and the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.

              MEETINGS AND COMMITTEES OF THE BOARD

     During 1997, the Board of Directors of the Company held four regular meetings. All directors attended (a) at least three of the four meetings of the Board of Directors and (b) all of the meetings held by committees of the Board on which they served. The Board of Directors has standing audit, compensation and stock option, and dividend committees. It does not have a standing nominating committee.

      Mr. Ferguson was the sole member of the Company's Audit Committee until March 11, 1998, at which time Mr. McDaniel and Mr. Sanders were appointed by the Board to join such Committee. Mr. Ferguson continues to serve as Chairman. The Audit Committee meets with the Company's independent public accountants and reviews the consolidated financial statements of the Company on a regular basis. The functions of the Audit Committee consist of recommending independent accountants to the Board of Directors; approving the nature and scope of services performed by the inde pendent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's accounting and financial controls; and providing assistance to the Board of Directors with respect to the corporate and reporting practices of the Company. The Board of Directors, as recommended by the Audit Committee, has selected KPMG Peat Marwick LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 1998. The Audit Committee met two times during 1997.

      The Compensation and Stock Option Committee, which consists of Messrs. Gavrin (Chairman) and Gellert, determines the nature and amount of compensation of all executive officers of the Company who are also directors and the amount and terms of stock options granted to all employees. In addition, this committee provides guidance to and makes recommendations to management regarding employee benefit programs. The Compensation and Stock Option Committee held one meeting in 1997. The Committee also met in January, 1998 by telephone to evaluate and consider the grant of stock options based upon 1997 performance.

      The Dividend Committee declares dividends on Common Stock. However, such Committee may declare dividends neither no more or nor less than the amount last declared by the full Board of Directors. In 1997 the Dividend Committee, which consisted of Mr. Sanders and Mr. Larry Nichols (Chairman), held four meetings. On March 11, 1998, the Board of Directors changed the membership of the Dividend Committee to Mr. Larry Nichols (Chairman) and Mr. McDaniel, and appointed Messrs. Corbett and John Nichols as alternate members.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information regarding annual and long-term compensation during 1995, 1996 and 1997 for the chief executive officer ("CEO") and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 1997.

                                                  Long-Term
                       Annual Compensation       Compensation(2)



Name          Principal                                           Awards of    All Other
              Position    Year    Salary      Bonus    Other(1)    Options     Compensation(3)
                                                                   #Shares

J.L. Nichols  President   1997   $400,000    $500,600     --         (4)          $4,800
               & CEO
                          1996   $325,000    $500,600     --         40,000      $3,000

                          1995   $300,000    $200,600     --         36,000      $3,000

J.M. Lacey    Vice        1997   $220,000    $125,600     --         (4)         $4,800
               President
                          1996   $210,000    $ 90,600     --         20,000      $3,000

                          1995   $200,000    $ 65,600     --         18,000      $3,000

Duke R. Ligon Vice        1997   $175,000(5) $125,550     --         30,000      $4,800
               President

D.G. Smette   Vice        1997   $176,000    $125,600     --         (4)         $4,800
               President
                          1996   $168,000    $ 90,600     --         20,000      $3,000

                          1995   $160,000    $ 65,600     --         18,000      $3,000

H.A. Turner   Vice        1997   $176,000    $125,600     --         (4)         $4,800
               President
                          1996   $168,000    $ 90,600     --         20,000      $3,000

                          1995   $160,000    $ 65,600     --         18,000      $3,000

(1) Excludes other compensation which, in aggregate, does not exceed the lesser of $50,000 or10% of the total annual salary and bonus reported for the named executive officer.

(2) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(3) These amounts represent Company matching contributions to the Devon Energy Incentive Savings Plan.

(4) Annual option grants for 1997, which normally would have been made in December, 1997 were not made until January, 1998. It is anticipated that future consideration of option grants will be made only once per year, at year-end. If that is the case, there may be two separate option grants for the named executive officers in 1998. See "Option Grants in 1997 and 1998" below.

(5) Mr. Ligon joined the Company on February 7, 1997. The amount shown does not include $62,740 of expenses reimbursed to Mr. Ligon by the Company to relocate from New York to Oklahoma City.


Option Grants in 1997 and 1998

      The following tables set forth information concerning options to purchase Common Stock granted in 1997 and 1998 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following tables and the footnotes thereto.

                                     Individual Grants in 1997

                                   Percent of Total      Exercise
                       Options      Options Granted      Price Per    Expiration    Grant Date
     Name              Granted          in 1997          Share (1)       Date       Present Value (2)
J. Larry Nichols        --                 --               --             --           --

J. Michael              --                 --               --             --           --

Duke R. Ligon          30,000 (3)         55.6%            $32.81        02/09/2007    $387,900

Darryl G. Smette         --                --                --             --           --

H. Allen Turner          --                --                --             --           --


                     Individual Grants in January 1998 Based on 1997 Performance

                                   Percent of          Exercise
                       Options     Total Options       Price             Expiration     Grant Date
     Name              Granted     Granted in 1998     Per Share (4)        Date        Present Value (5)
J. Larry Nichols      40,000 (6)      13.1%            $36.75            01/20/2008     $556,800

J. Michael Lacey      20,000 (7)       6.6%            $36.75            01/20/2008     $278,400

Duke R. Ligon         20,000 (7)       6.6%            $36.75            01/20/2008     $278,400

Darryl G. Smette      20,000 (7)       6.6%            $36.75            01/20/2008     $278,400

H. Allen Turner       20,000 (7)       6.6%            $36.75            01/20/2008     $278,400


 (1) Exercise price is the fair market value on the date of grant, determined by calculating the average of the high and low prices of Common Stock on the date of grant as reported by the American Stock Exchange.

 (2) The grant date present value is an estimation of the possible future value of the option grant based upon one of the methods prescribed by the Securities and Exchange Commission, the Binomial Option Pricing Model. This model uses the past performance of a stock to predict the future value of a stock option. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) - 34.0%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) - 6.2% per annum; annual dividend yield - 0.6%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

 (3) These options were granted to Mr. Ligon upon his employment with the Company on February 10, 1997. One-third of the options vest and become exercisable on each of the first, second and third anniversaries of the grant date.

 (4) Exercise price is the fair market value on the date of grant, which is the closing price of Common Stock on the date of grant as reported by the American Stock Exchange.

 (5)  The  grant  date  present  value is  an  estimation  of  the
      possible  future value of the option grant    based  upon  the
      Binomial Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) - 33.6%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) - 5.4% per annum; annual dividend yield - 0.5%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

 (6) These options were granted on January 21, 1998, in connection with 1997 performance. 34,600 of such shares were immediately vested and exercisable, 2,700 vest and become exercisable on January 21, 2001, and the remaining 2,700 vest and become exercisable on January 21, 2002.

 (7) These options were granted on January 21, 1998, in connection with 1997 performance. 14,600 of such shares were immediately vested and exercisable. However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to January 21, 1999. This percentage decreases 20% in each subsequent year. After January 21, 2002, none of the 14,600 options are subject to forfeiture. Of the remaining options, 2,700 vest and become exercisable on January 21, 2001 and 2,700 vest and become exercisable on January 21, 2002.

Aggregate Option Exercises in 1997 and Year-End Option Values

      The following table sets forth information for the five individuals named in the Summary Compensation Table concerning their exercise in 1997 of options to purchase Common Stock and the unexercised options to purchase Common Stock held by the named individuals at December 31, 1997.

                                                    Number of Unexercised        Value of Unexercised In-the-Money
                                                    at 12/31/97                  Options at 12/31/97 (2)

                     Number of        Value
  Name               Shares Aquired   Realized (1)   Exercisable  Unexercisable  Exercisable    Unexercisable

J. Larry Nichols          --         $    --           211,800      10,200         $3,548,963    $ 99,788

J. Michael Lacy         39,200       $1,081,175         55,200      13,600         $  705,925    $166,650

Duke R. Ligon             --         $    --            30,000        --           $  170,700

Darryl G. Smette         2,000       $   72,500        100,700      13,600         $1,713,888    $166,650

H. Allen Turner           --              --           100,400      13,600         $1,694,100    $166,650


(1) The value realized equals the aggregate amount of the excess of the fair market value (the average of the high and low prices of the Common Stock as reported by the American Stock Exchange on the exercise date) over the relevant exercise price.
(2) The value is based on the aggregate amount of the excess of $38.50 (the closing price as reported by the American Stock Exchange for December 31, 1997) over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.

Compensation Pursuant to Plans

      Long-term Incentive Plans. Devon has outstanding stock options issued to certain of its directors, executive officers and employees under three separate stock option plans adopted in 1988, 1993 and 1997 (the "1988 Plan", the "1993 Plan" and the
"1997 Plan", respectively). Options granted under the 1988 Plan and the 1993 Plan remain exercisable by the employees owning such options, but no new options will be granted under either of such plans. At December 31, 1997, 12 participants held options granted under the 1988 Plan and 23 participants held options granted under the 1993 Plan.

      Effective May 21, 1997, Devon shareholders adopted the 1997
Plan and reserved two million shares of Common Stock for issuance thereunder to directors, officers and employees.

      The exercise price of options granted under the 1997 Plan may not be less than the estimated fair market value of the stock on the date of grant (plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant). Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1997 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time the option is exercised. The 1997 Plan expires on March 25, 2007. As of December 31, 1997, 7 participants held options granted under the 1997 Plan. In January, 1998, options were granted to an additional 28 participants.

      The Company has no other plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

       Retirement Plan. Devon maintains a defined benefit retirement plan (the "Basic Plan") which provides benefits based upon past and future employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of "final average compensation" (which consists of the average of the highest three consecutive years' salaries, wages, and bonuses out of last ten years), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security payments. All of the executive officers participate in the Basic Plan.

     The following table sets forth the credited years of service under Devon's Basic Plan for each of the five individuals named in the Summary Compensation Table.

                                      Credited
                                      Years of Service
    Name  of  Individual              (Through December 31, 1997)

     J. Larry Nichols                  28 years
     J. Michael Lacey                   9 years
     Duke R. Ligon                      1 year
     H. Allen Turner                   16 years
     Darryl G. Smette                  11 years

     Supplemental Retirement Plan. Effective July 1, 1995, Devon established a non-qualified deferred compensation plan (the "Supplemental Plan"), the purpose of which is to provide supplemental retirement income to certain selected key management and highly compensated employees because their annual compensation is greater than the maximum annual compensation that can be considered in computing their benefits under the Company's Basic Plan. An employee must be selected by the Compensation and Stock Option Committee in order to be eligible for participation in the Supplemental Plan. All of the five individuals named in the Summary Compensation Table and one additional executive officer, William T. Vaughn, have been selected to participate in the Supplemental Plan. Each eligible participant's supplemental retirement income will equal 65% of his final average compensation, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20, less any offset amounts. Offset amounts are (i) retirement benefits payable to the participant under the Basic Plan, (ii) benefits due to the participant under Social Security, and (iii) any benefits which are paid to the participant under the Company's long-term disability plan. The Supplemental Plan is currently unfunded.

      The following table illustrates estimated annual benefits payable upon retirement under the Company's retirement plan, including the Supplemental Plan, to employees in specified compensation and years of service classifications, assuming a normal retirement in 1997 at age 65.

  Final Average
  Compensation              Years  of  Service


                     15         20        25        30        35

$250,000          $109,932   $146,576  $146,576  $146,576  $146,576

$300,000          $134,307   $179,076  $179,067  $179,076  $179,076

$350,000          $158,682   $211,576  $211,576  $211,576  $211,576

$400,000          $183,057   $244,076  $244,076  $244,076  $244,076

$450,000          $207,432   $276,576  $276,576  $276,576  $276,576

$500,000          $231,807   $309,076  $309,076  $309,076  $309,076

$550,000          $256,182   $341,576  $341,576  $341,576  $341,576

$600,000          $280,557   $374,076  $374,076  $374,076  $374,076

$650,000          $304,932   $406,576  $406,576  $406,576  $406,576

$700,000          $329,307   $439,076  $439,076  $439,076  $439,076

$750,000          $353,682   $471,576  $471,576  $471,576  $471,576

$800,000          $378,057   $504,076  $504,076  $504,076  $504,076

$850,000          $402,432   $536,576  $536,576  $536,576  $536,576

$900,000          $426,807   $569,076  $569,076  $569,076  $569,076

$950,000          $451,182   $601,576  $601,576  $601,576  $601,576

      Supplemental Retirement Income Agreement. Effective in March, 1997, the Board established a nonqualified deferred compensation plan for John W. Nichols. Mr. Nichols, who retired as an employee of Devon on April 30, 1997, receives the compensation received by non-employee directors plus a pension of $180,000 per year. Upon Mr. Nichols' death, $100,000 per year will be paid as survivor's benefit to Mr. Nichols' wife for the remainder of her life. Mr. Nichols does not participate in either the Basic Plan or the Supplemental Plan.

Severance Agreements

       Pursuant to severance agreements, each of the five individuals named in the Summary Compensation Table is entitled to certain compensation ("Severance Payment") in the event that his employment with the Company is terminated (a) within one year of the acquisition by the Company of reserves or assets which result in the reserves or assets of the Company increasing by at least 20% or (b) within two years of a change in control of the Company. "Change of control" is defined in the agreements as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change in control. In either case the Severance Payment would be approximately equal to two times the individual's annual compensation.

      The Company also has a severance agreement with one additional executive officer, William T. Vaughn, with terms identical to the above-referenced severance agreements.

Employment Agreement

      The Company has an Employment Agreement with Duke R. Ligon dated February 7, 1997, which has an initial term of two years and, unless sooner terminated, shall automatically renew for an additional two year term. The Employment Agreement provides that Mr. Ligon will be paid a base salary at the annual rate of $200,000 and will be eligible to participate in other incentive compensation and benefit arrangements provided to other employees of the Company. The Employment Agreement also provides that Mr. Ligon will be eligible to participate in the Company's stock option plans and shall be granted a nonqualified stock option to purchase at least 30,000 shares of the Company's Common Stock at a price not less than fair market value on the date of grant. Mr. Ligon was granted an option to purchase 30,000 shares on February 10, 1997, at an exercise price of $32.81. One-third of these options vest on each of the first, second and third anniversaries of the grant date.

      If the Company terminates Mr. Ligon's employment other than for cause or by reason of his death or disability, or if Mr. Ligon terminates for good reason within 24 months following a change of control, the Company shall pay Mr. Ligon a cash lump sum payment equal to his earned but unpaid base salary plus his base salary otherwise payable to him for the remainder of his employment term. Any amounts paid to Mr. Ligon under his employment agreement would offset any Severance Payment due him under his severance agreement.

Director Compensation

     Non-management directors of Devon receive an annual retainer of $20,000, payable quarterly, plus $1,000 for each Board meeting attended. Also, directors serving as chairmen of the standing committees of the Board of Directors receive an additional $2,000 per year. Committee members who attend the meetings of their standing committee receive $1,000 per meeting. John W. Nichols, Chairman of the Board, received $66,667 in 1997 as payment for his services as an employee prior to his retirement on April 30, 1997. Thereafter he was compensated on the same basis as other non-employee directors and as Chairman of the Board.

      Non-management directors are eligible to receive stock options in addition to their cash remuneration. Such directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of shareholders at an exercise price equal to the fair market value of the Common Stock on that date. Any unexercised options will expire ten years after the date of grant. The Compensation and Stock Option Committee, which awards options to non-management directors, may elect to grant awards that are less than the 3,000 shares maximum. However, the Compensation and Stock Option Committee has no other discretion regarding the award of stock options to non-management directors. 1997 was the first year in which directors were eligible to receive stock options. The following table sets forth information concerning options granted to non-management directors:

                        Individual Grants in 1997

                                  Percent of     Exercise Price
                    Options       Total Options    Per Share      Expiration    Grant Date
Name                Granted (1)     1997 (2)         Date            Date       Present Value (3)


Luke R. Corbett       3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

Thomas F. Ferguson    3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

David M. Gavrin       3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

Michael E. Gellert    3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

Tom J. McDaniel       3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

John W. Nichols       3,000          5.6%         $36.875 (4)      5/20/2007      $44,280

H.R. Sanders, Jr.     3,000          5.6%         $36.281 (5)      5/19/2007      $43,560

Lawrence H.Towell     3,000          5.6%         $36.875 (4)      5/20/2007      $44,280


(1)   These  options  were granted on May 21, 1997 (except  Mr.
      Sanders', which were granted on May 20, 1997). They became immediately vested and exercisable on the date of grant.

(2) Annual option grants for officers and employees for 1997, which normally would have been made in December, 1997, were not made until January, 1998. Had the January, 1998 grant actually been made in December, 1997, the percent of total options granted to each director named in the table below would have been 0.8%, rather than the 5.6% shown.

(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Binomial Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic
     variability   of   a   stock   price) - 33.6%;  risk-free
     interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) - 6.5% per annum; annual dividend yield - 0.5%; and expected life of the options - five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named directors.

(4) Exercise price is the fair market value on the date of grant which is the closing price of Common Stock on the date of grant as reported by the American Stock Exchange.

(5) Exercise price is the fair market value on the date of the grant, determined by calculating the average of the high and low prices of Common Stock on the date of the grant as reported by the American Stock Exchange.

Compensation  and  Stock  Option Committee  Report  on  Executive
Compensation

      The Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company. The Committee meets in November or December of each year to establish specific compensation levels for the CEO and to review the executive officers' compensation in general. (The compensation for executive officers other than the CEO is determined by the CEO.)

     The Committee's goal in setting executive compensation is to motivate, reward and retain management talent who support the
Company's goals of increasing absolute and per share growth for shareholders. This goal is carried out through awards of base salary, annual cash bonuses and stock options.

      The Committee generally believes that the total cash compensation of its CEO and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving long-term growth in per share earnings, cash flow, reserves and stock price.

      Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry. Therefore, no performance criteria are applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock option portions of compensation.

      The CEO's base salary for 1997 was based upon information available to the Committee at its December, 1996 meeting. At that meeting the Committee established a peer group of 10 companies to which Devon should be compared. This peer group included companies which are similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this proxy statement includes, but is not limited to, the companies used for this compensation analysis.
In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the Performance Graph.)

     A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 1996 base salary of the CEO was at the low end of the range of all base salaries in the group, and only 85% of the average base salary for the group. As a result of this finding, the Committee increased the CEO's base salary for 1997 by 23% to improve his base salary in relationship to the peer group.

      The Committee advised the CEO that similar criteria should be used to evaluate the base salaries of the other executive officers of the Company.

      Cash Bonuses. The Committee believes that the officers' cash bonuses should be tied to Devon's success in meeting its corporate goals and budgets and in achieving growth in comparison to those of the Company's industry peers and to the individual officers' contribution to such success. Cash bonuses for calendar year 1997 were set at the December, 1997 Committee meeting. In setting the cash bonus for the CEO for the calendar year 1997, the Committee reviewed the performance of the peer group of 12 oil and gas companies. (Two companies on the prior year's list had changed sufficiently as to be no longer comparable to Devon, and were thus removed from the list. Four other companies similar to Devon were added.)

      The Committee reviewed Devon's growth over the last three years, compared with the peer group average on a number of different measures, notably, change in earnings per share, cash flow per share, reserves per share and stock price. Devon's growth in cash flow per share and stock price exceeded that of the peer group average for the years reviewed. The growth in earnings per share and reserves per share was somewhat less than the peer group average. The Committee also noted that Devon's stock price over the last year had increased by 12% while the average stock price for the peer group had decreased by 7%. A large portion of this 1997 stock price performance was associated with the consummation of a merger with Kerr-McGee Corporation's North American onshore subsidiaries; which was consummated on December 31, 1996. As a result of this analysis, the Committee awarded the CEO a cash bonus of $500,000. This award resulted in his total cash compensation for 1997 being 91% of the average total 1996 cash compensation for the highest-paid executives of the companies in the peer group.

      The Committee advised the CEO that similar criteria should be used in establishing cash bonuses for the other executive officers.

       Stock Options. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of shareholder value by awarding stock options. Stock options are granted at an option price equal to the fair market value of the Common Stock on the grant date. The grant of these options and the optionees' holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the shareholders. The ultimate value of the stock options will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

      Due to time limitations, the grant of stock options was not considered at the December, 1997 meeting of the Committee. Rather, the Committee met by telephone in January, 1998 to consider stock option grants. Stock options were awarded to the CEO and other executive officers on January 21, 1998.

      The award of options is based generally upon the same criteria as that used for the award of cash bonuses; that is, more options are awarded if the Company performs well in relationship to its peers, and less or none are awarded if the Company does not perform well. In addition, the Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in awarding options, long-term ownership is viewed favorably. The Committee noted that Devon's officers as a group still retain over 72% of all options (both vested and unvested) granted to them.

      The Committee generally seeks to award no more than 1% of the outstanding shares in any one year, and further desires to keep the total number of shares under option and available for option to less than 10% of the total shares outstanding. As of December 31, 1997, there were 1,078,400 shares under option and 1,979,000 shares available for option, which were 3.3% and 6.1%, respectively, of the total shares outstanding.

      Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

     Intention to Submit a Compensation Plan to the Shareholders. The Committee has no present intention of submitting any compensation plans to the shareholders for approval which would result in the issuance of more than 5% of the Company's outstanding Common Stock.

      We believe that the Company has an appropriate compensation structure which properly rewards and motivates its executive officers to build shareholder value.

As to Compensation to                As to Compensation to Executive
the CEO                                Officers other than the CEO

David M. Gavrin, Chairman            J. Larry Nichols
Michael E. Gellert

Compensation Committee Interlocks

      The  Compensation Committee is composed of two independent,
non-employee  directors,  Mr.  Gavrin  and  Mr.  Gellert.   These
directors have no interlocking relationships as defined by the Securities and Exchange Commission.

Performance Graph

      The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the five-year period from December 31, 1992 to December 31, 1997, with the cumulative total return of the Standard & Poor's 500 stock index and the Stock Index by Standard Industrial Classification Code ("SIC Code") for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.

                    CUMULATIVE TOTAL RETURN*
            THE COMPANY, S&P 500, AND SIC CODE INDEX
              FOR CRUDE PETROLEUM AND NATURAL GAS

                                    FISCAL YEAR ENDING

COMPANY                1992     1993     1994     1995     1996     1997

DEVON ENERGY CORP.     100      138.07   122.90   172.66   236.59   263.56
INDUSTRY INDEX         100      119.15   124.87   137.33   182.60   185.09
BROAD MARKET           100      110.08   111.54   153.45   188.69   251.64

Assumes  $100  invested  on December 31, 1992,  in  Devon  Energy
Corporation  Common Stock, S&P 500 Index and SIC Code  Index  for
Crude Petroleum and Natural Gas.

* Total return assumes reinvestment of dividends.
                      CERTAIN TRANSACTIONS


      In 1986, H. R. Sanders, Jr., a director of Devon and Executive Vice President of the Company until his retirement in May, 1997, executed a non-interest bearing note in favor of Devon in the principal amount of $125,000, to evidence his borrowings from Devon. This note, which was executed as part of Mr. Sanders' employment agreement with Devon, was made on terms favorable to him to induce him to move to Oklahoma City. This note, which is due on demand, is secured by a first mortgage on Mr. Sanders' personal residence. As of December 31, 1997, the outstanding balance of the note was $119,000.


               SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for action at the 1999 Annual Meeting of Stockholders of the Company must present the proposal to the Secretary of the Company not later than December 1, 1998. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in the Company's proxy statement for the 1999 Annual Meeting. No stockholder proposals were received by the Company for inclusion in this proxy statement.


                          OTHER MATTERS

      The Board of Directors of the Company knows of no other matter to come before the Meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

      Your  cooperation  in  giving this  matter  your  immediate
attention   and  in  returning  your  proxy  promptly   will   be
appreciated.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Marian J. Moon
                              Corporate Secretary

March 30, 1998